Exhibit 35.1

ANNUAL COMPLIANCE CERTIFICATE

GE Consumer Finance, Inc. (the “Servicer”) hereby certifies as of December 31, 2012 as follows:

1.	The undersigned has reviewed, for the period beginning January 1, 2012 and ending December 31, 2012 (the “Reporting Period”): (a) the activities of the Servicer as they related to the Subservicing Agreement, dated as of September 3, 2006, between the Servicer and General Electric Capital Corporation (the “Subservicing Agreement”) and (b) the Servicer’s performance under the Subservicing Agreement. Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Subservicing Agreement has been made by persons under the direct supervision of the undersigned.

2.	To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Subservicing Agreement, the Servicer has fulfilled all of its obligations under the Subservicing Agreement in all material respects throughout the Reporting Period.

This report is delivered pursuant to Item 1123 of Regulation AB.

GE CONSUMER FINANCE, INC.

By:	/s/ Brian Doubles
Name: Brian Doubles
Title: Vice President

GECFI Annual Compliance Certificate